Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DAN MCCABE JOINS DPL AS
VICE PRESIDENT OF HUMAN RESOURCES

DAYTON, Ohio, March 5, 2007 — DPL (NYSE: DPL) announced today that Mr. Daniel J. McCabe has joined the Company as Vice President of Human Resources.  In this newly created position, he is responsible for performance management, employee development, succession planning, staffing and recruiting, labor relations, and compensation and benefit programs.

“Dan brings a great deal of business and human resources expertise to what is an increasingly complex and critical function,” said Paul Barbas, President and Chief Executive Officer of DPL Inc.  “We are excited Dan is joining our team.”

Mr. McCabe has an extensive background in human resources on both national and international levels.  Since 1994, he worked at NCR Corporation, most recently as Vice President, Global Managed Services Operations and Chief of Staff, Worldwide Customer Services.  Prior to that role, Mr. McCabe was the Vice President of Global Service Delivery for NCR’s Human Resources Division, responsible for international human resources support.  Mr. McCabe has also served as Vice President of Human Resources for two of NCR’s business units.

Before joining NCR, Mr. McCabe worked for AT&T for 13 years in a variety of roles, including sales recruiting, management compensation, strategic planning, executive development, sales, and operations.

Mr. McCabe is a graduate of Moravian College with a bachelor’s degree in economics and political science.  He also has an Executive MBA in international management and finance and a master’s degree in industrial relations and human resource management, both from Rutgers University.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.